EXHIBIT 99. (a)(1)(F)

[FORM OF ELECTRONIC CONFIRMATION OF RECEIPT OF FORMS]

[communication to be in email format]

CONFIRMATION OF RECEIPT OF [LETTER OF TRANSMITTAL/NOTICE TO WITHDRAW]

        We have received the [Letter of Transmittal/Notice to Withdraw] regarding your Eligible Options. Based on what we have received from you to date, you have elected to have the following Eligible Options repurchased and cancelled by us subject to the terms of the Offer to Repurchase:

ELIGIBLE OPTION GRANT DATE	EXERCISE PRICE PER SHARE	NUMBER OF SHARES CURRENTLY COVERED BY OPTION AGREEMENT

        If this is not correct, please send an e-mail to Schwartz@tessco.com with the correct information and resend the Letter of Transmittal or Notice to Withdraw from the Offer containing the correct information.

        Please note that you may change your election by submitting a completed new Letter of Transmittal (indicating all Eligible Options that you are electing to tender in the Offer to Repurchase) or, if you have previously submitted a Letter of Transmittal and wish to withdraw from the Offer to Repurchase, by submitting a Notice to Withdraw from the Offer. Please see Sections 3 and 4 of the Offer to Repurchase.

        IF YOU WISH TO CHANGE YOUR ELECTION, A LETTER OF TRANSMITTAL OR A NOTICE TO WITHDRAW FROM THE OFFER MUST BE RETURNED BEFORE 5:00 P.M. EASTERN DAYLIGHT TIME ON JUNE 5, 2003, UNLESS WE EXTEND THE OFFER TO REPURCHASE TO A LATER DATE AND TIME.